EXHIBIT 99.1

                               EXHIBIT TO FORM 8-K

        WESTELL REPORTS FISCAL 1997 SECOND QUARTER AND SIX MONTHS RESULTS


     OSWEGO, ILLINOIS...OCTOBER 24, 1996...Westell Technologies, Inc. (Nasdaq:
WSTL) today announced fiscal 1997 second quarter and six month results. For the three months ended September 30, 1996, total revenues were $21.1 million, representing a 2.9 percent increase from revenues of $20.5 million in the same period of the prior year. The revenue increase was attributable primarily to DS1 revenue growth offset in part by the anticipated lower product revenues from DSL shipments as Telcos switched their focus from video on demand to data dial tone. Prior year DSL revenues included a $4.0 million ADSL shipment to a foreign telecommunications service provider for video trials.

     The gross profit margin for the three months ended September 30, 1996 decreased as a percentage of revenues from 38.4 percent to 33.1 percent in the same quarter of the prior year. This decrease was primarily due to higher margins received on ADSL trial shipments in the comparable quarter of the prior year. The gross margin for the current period was also impacted by continued competitive pricing pressures for the DS0 (analog) and DS1 (T1) product families and product sales mix within each of the product families. Important cost reduction efforts are underway and are projected to begin positively affecting gross margins in the fourth fiscal quarter.

     The loss from continuing operations for the second quarter was $1.9 million, or 5 cents per share, which compares with a loss of $600,000, or 2 cents per share in the prior year's quarter. The increased loss in the second quarter of fiscal 1997 was due largely to lower DSL revenues and increased investments in research and development of approximately $879,000 to protect Westell's leading position in the emerging DSL industry. In addition, the company received non-recurring engineering project funding of $500,000 for a customer-sponsored R&D project in the prior year quarter. The current quarter was also impacted by a $400,000 net out-of-court settlement to resolve a claim for wrongful termination and breach of contract alleged in January 1995 by a former officer of a discontinued subsidiary.

     For the six months ended September 30, 1996, total revenues were $41.3 million, representing a decline of 3.8 percent from revenues of $42.9 million in the comparable period a year ago. This decline was offset in part by trial shipments of data access modems, increased DS0 an DS1 product revenues, as well as increased teleconference revenues and videoconference equipment sales by Westell's Conference Plus, Inc. subsidiary. The prior period was enhanced by $10.5 million in revenues recorded in the first six months of fiscal 1996 related to ADSL video modem trial stage shipments to two international customers. For applications other than video dial tone, fiscal 1997 revenue for the first six months would have increased $8.8 million or 27.5 percent over the same period in the prior year.

     The loss from continuing operation for the first six-month period in fiscal 1997 was $3.6 million, or 10 cents per share. Compared to a loss of $233,000 or 1 cent per share in the same period a year earlier. The increased loss was due largely to lower gross profit margins as discussed above and increased investment in research and development of approximately $1.6 million related to DSL projects. In addition, the company received non-recurring engineering project funding of $1.0 million in the first six months of fiscal 1996 for a customer-sponsored R&D project that was not present in the first six months of fiscal 1997.

     "We remain confident that our continuing investment in R&D, as well as market development costs related to the fast growing DSL services industry will soon result in the creation of the largest segment of Westell's revenue base," said Westell's Chairman and CEO, Gary Seamans. "In recent months alone, it has been announced that Westell's FlexCap(R) DSL modems will be used by Ameritech, Bell Atlantic, Bell Canada, GTE, Lotus, Microsoft, NYNEX, Pacific Bell, SBC and US West."

     "In our position as the market leader globally for DSL systems sales we are currently involved in trials with more than 40 service providers worldwide. Our leadership position in terms of market share and innovation will enable us to participate as a key supplier to service providers as this market develops."

     Westell, headquarters in Oswego, Illinois, is a holding company that operates through its primary subsidiaries, including Westell, Inc., Westell International, Conference Plus, Inc., and Westell Europe.

     "SALES HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements quoted in this release about cost reduction measures, the realization of revenue from investments in research and market development and the growth of DSL product revenues are not historical facts and are forwarded looking statements. These forward looking statements and other factors such as those listed on page 2 of Westell's Form 10-Q for the period ended June 30, 1996, involve risks and uncertainties. These risks include but are not limited to, product demand and market acceptance risks, the impact of competitive products and technologies, competitive pricing pressures, product development, commercialization and technological delays or difficulties, the effect of economic conditions and trade, legal, social and economic risks.